Exhibit 10.4

[Month, Year] Award

COMMON STOCK UNIT AGREEMENT

under the

SUNOCO, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN II

This Common Stock Unit Agreement (the “Agreement”), entered into as of                      (the “Agreement Date”), by and between Sunoco, Inc. (“Sunoco”) and                     , an employee of Sunoco or one of its Affiliates (the “Participant”);

W I T N E S S E T H:

WHEREAS, in order to make certain awards to key employees of Sunoco and its Affiliates, Sunoco maintains the Sunoco, Inc. Long-Term Performance Enhancement Plan II (the “Plan”), approved by shareholders at Sunoco’s 2001 Annual Meeting; and

WHEREAS, the Plan is administered by a Committee (the “Committee”) appointed by Sunoco’s Board of Directors and consisting of at least two (2) members of such Board, each of whom meets the applicable requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code; and

WHEREAS, the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Common Stock Units (“CSUs”), representing rights to receive shares of Common Stock which are subject to a risk of forfeiture by the Participant; and

WHEREAS, the Participant has determined to accept such award;

NOW, THEREFORE, Sunoco and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I

AWARD OF COMMON STOCK UNITS

1.1	Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) Participant	:
(b) Date of Grant	:
(c) Number of CSUs	:
(d) Performance Period	:

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.2	Award of CSUs. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted the number of CSUs set forth herein at Section 1.1.

1.3	Dividend Equivalents. The Participant shall be entitled to receive payment from Sunoco in an amount equal to each cash dividend (“Dividend Equivalent”) payable subsequent to the Date of Grant, just as though such Participant, on the applicable record date for payment of such dividend, had been the holder of record of shares of Common Stock equal to the actual number of CSUs, if any, earned and received by the Participant at the end of the Performance Period. Sunoco shall establish a bookkeeping methodology to account for the Dividend Equivalents to be credited to the Participant. The Dividend Equivalents will not bear interest.

1.4	Performance Measures.

(a) Exhibit             , attached hereto and made a part hereof, sets forth the performance measures that will be applied to determine the amount of the award earned pursuant to this Agreement. These performance measures may be modified by the Committee during, and after the end of, the Performance Period to reflect significant events that occur during the Performance Period.

(b) The number of CSUs and Dividend Equivalents earned will be equal to the amounts awarded multiplied by the applicable Performance Factors. However, the Committee has the discretion to reduce (but not increase) some or all of the amount that would otherwise be payable as a result of the satisfaction of the Performance Goals. In making this determination, the Committee may take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit or individual performance.

1.5	Payment of CSUs and Related Dividend Equivalents.

Payment in respect of the earned CSUs, and the earned Dividend Equivalents related thereto, shall be made to the Participant within two and one-half (2- 1/2) months after the Performance Period for such CSUs has ended, but only to the extent the Committee determines that the applicable performance targets have been met.

(1)	Payment in respect of CSUs earned. Except as provided by Section 1.6 hereof, all payment for CSUs earned shall be made in shares of Common Stock. The number of shares paid shall be equal to the number of CSUs earned; provided, however, that any fractional share of stock shall be distributed as an amount of cash equal to the value of the stock under the CSU award on the date such earned CSUs first became payable. The number of CSUs earned shall be determined in accordance with the provisions of Exhibit .

(2)

Payment of Related Earned Dividend Equivalents. The Participant will be entitled to receive from Sunoco, within two and one-half (2- 1/2) months after the Performance Period, payment of an amount in cash equal to the Dividend Equivalents earned as determined in accordance with the provisions of Exhibit                     .

Applicable federal, state and local taxes shall be withheld in accordance with Section 2.6 hereof.

1.6	Change in Control.

(a)

Form of Payment of CSUs. For a Change in Control occurring within the first consecutive twelve-month period following the date of grant, the number of performance-based CSUs paid out to the Participant with regard to such grant will be equal to the total number of CSUs outstanding in such grant as of the Change in Control, not adjusted for any Performance Factors described in Exhibit                     . For a Change in Control occurring after the first consecutive twelve-month period following the date of grant, the number of performance-based CSUs paid out to the Participant with regard to such grant will be the greater of (i) the total number of CSUs outstanding in such grant as of the

Change in Control, not adjusted for any Performance Factors described in Exhibit                      or (ii) the total number of such CSUs outstanding in such grant, multiplied by the applicable Performance Factors related to Sunoco’s actual performance immediately prior to the Change in Control. In the case of an award of CSUs conditioned upon the Participant’s continued employment, the total number of CSUs outstanding in such grant as of the Change in Control will be paid to the Participant. The Participant’s CSUs will be payable to the Participant in cash or stock, as determined by the Committee prior to the Change in Control, as follows:

(1)	if the Participant is to receive stock, the Participant will receive shares of Common Stock equal in number to the total number of CSUs as stated in this Section 1.6; or

(2)	if the Participant is to receive cash, the Participant will be paid an amount in cash equal to the number of CSUs as stated above in this Section 1.6 multiplied by the greater of:

(i)

the highest price per share of Common Stock paid in connection with any Change in Control during the period starting on the sixtieth (60th) calendar day immediately prior to the Change in Control and ending on the earlier of (a) the ninetieth (90th) calendar day following the Change in Control or (b) the last day of the two and one-half (2- 1/2) months following the end of the calendar year in which the date of the such Change in Control occurs; and

(ii)	the highest trading price per share of Common Stock reflected in the consolidated trading tables of The Wall Street Journal (presently the New York Stock Exchange Composite Transactions quotations) during the 60-day period immediately prior to the Change in Control.

Such amount will be reduced by the applicable federal, state and local withholding taxes due, as provided in Section 2.6 hereof.

(b)	Timing of Payment.

(1)	CSUs:

The cash or stock, as the case may be, shall be paid out to the Participant no later than the earlier of (i) ninety (90) days following the date of occurrence of such Change in Control or (ii) two and one-half (2- 1/2) months following the end of the calendar year in which the date of such Change in Control occurs (the “CSU Payout Date”), regardless of whether the applicable Performance Period has expired or whether the applicable Performance Goals have been met.

(2)	DIVIDEND EQUIVALENTS:

On or before the CSU Payout Date, the Participant will be paid an amount in cash equal to the applicable Dividend Equivalents on the number of CSUs being paid pursuant to this Section 1.6 for the time period immediately preceding the Change in Control.

(c)	Eligibility for Payout. Payout of CSUs and the related earned Dividend Equivalents shall be made to each Participant:

(1)	who is employed by Sunoco or one of its Affiliates on the CSU Payout Date; or

(2)	whose employment relationship with Sunoco or one of its Affiliates is terminated:

(i)	as a result of any Qualifying Termination prior to the CSU Payout Date; or

(ii)	as a result of either of the following prior to the CSU Payout Date:

(A)	death; or

(B)	permanent disability or retirement (as each is determined by the Committee).

1.7	Termination of Employment.

(a)	Death, Disability or Retirement. Upon the occurrence of the Participant’s termination of employment by death, permanent disability or retirement (as each is determined by the Committee) prior to the end of the Performance Period, the Participant will be entitled to receive, at the end of the Performance Period, payment, if any, in respect of the Participant’s CSUs; provided, however, the CSUs, together with the related Dividend Equivalents, will be adjusted by multiplying the amount by a fraction: (i) the numerator which will be the number of full and partial calendar months between the date of the beginning of the Performance Period of the CSUs and the Participant’s termination date, and (ii) the denominator which will be the number of full and partial calendar months from the date of the beginning of the Performance Period to the end of the Performance Period.

The Participant’s CSUs and the related Dividend Equivalents will remain subject to adjustment for any Performance Factors in accordance with Exhibit                      hereto.

(b)	Other Termination of Employment. Except as provided in Sections 1.6 and 1.7(a) above, or as determined by the Committee, upon termination of the Participant’s employment with Sunoco or one of its Affiliates prior to the end of the Performance Period, the Participant shall forfeit 100% of such Participant’s CSUs, together with the related Dividend Equivalents, and the Participant shall not be entitled to receive any Common Stock, cash or any payment of any Dividend Equivalents regardless of the level of Performance Goals achieved for the respective Performance Periods.

ARTICLE II

GENERAL PROVISIONS

2.1	Non-Assignability. The CSUs and the related earned Dividend Equivalents covered by this Agreement shall not be assignable or transferable by the Participant, except by will or the laws of descent and distribution, unless otherwise provided by the Committee. During the life of the Participant, the CSUs and the related Dividend Equivalents covered by this Agreement shall be payable only to the Participant or the guardian or legal representative of such Participant, unless the Committee provides otherwise.

2.2	Heirs and Successors. This Agreement shall be binding upon and inure to the benefit of, Sunoco and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Sunoco’s assets and business. In the event of the Participant’s death prior to payment of the CSUs and/or the related Dividend Equivalents, payment may be made to the estate of the Participant to the extent such payment is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the legal representative or representatives of the estate of the Participant.

2.3	No Right of Continued Employment; Effect of Disaffiliation. The receipt of this award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of Sunoco or any of its Affiliates, or to continue to be nominated or serve on the Board of Directors. Nothing in the Plan or in this Agreement shall affect any right which Sunoco or any of its Affiliates may have to terminate the employment of the Participant. The payment of any earned CSUs, and the related Dividend Equivalents, under this Agreement shall not give Sunoco or any of its Affiliates any right to the continued services of the Participant for any period. Upon the sale or other disposition of an Affiliate by Sunoco with the Participant remaining employed by such former Affiliate, the Participant shall be deemed, for all purposes under the Plan, to have terminated the Participant’s employment relationship with Sunoco and its remaining Affiliates.

2.4	Rights as a Shareholder. Neither the Participant nor any other person shall be entitled to the privileges of stock ownership, or otherwise have any rights as a shareholder, by reason of the award of CSUs covered by this Agreement or any shares issuable in respect of such CSUs, unless and until such shares have been validly issued to such Participant or such other person as fully paid shares.

2.5	Registration of Shares. Notwithstanding any other provision of this Agreement, the CSUs shall not be or become payable in whole or in part unless a registration statement with respect to the shares of Common Stock subject thereto has been filed with the Securities and Exchange Commission and has become effective.

2.6	Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes.

(a)	Payment in Cash. Cash payments in respect of any earned CSUs, and/or the related Dividend Equivalents, shall be made net of any applicable federal, state, or local withholding taxes.

(a)	Payment in Stock. Immediately prior to the payment of any shares of Common Stock to Participant in respect of earned CSUs, the Participant shall remit an amount sufficient to satisfy any Federal, state and/or local withholding tax due on the receipt of such Common Stock. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock (otherwise payable to Participant in respect of such earned CSUs) having a value, as of the date of such earned CSUs first became payable, sufficient to satisfy the applicable tax obligation.

2.7	Adjustments.

(a)	In the event of a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each a “Share Change”), the Committee or Board of Directors shall make an equitable and proportionate anti-dilution adjustment to offset any resultant change in the per-share price of the Company’s Common Stock, and preserve the intrinsic value of Stock Options, Common Stock Units and other awards theretofore granted under the Plan. Such mandatory adjustment may include a change in one or more of the following: (1) the aggregate number of shares of Common Stock reserved for issuance and delivery under the Plan; (2) the number of shares of Common Stock or other securities subject to outstanding awards under the Plan; (3) the exercise price of outstanding Options; and (4) other similar matters.

(b)

In the event of a merger, amalgamation, consolidation, acquisition of property or shares, separation, spinoff, other distribution of stock or property (including any extraordinary cash or stock dividend), reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board of Directors may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares of Common Stock or other securities reserved for issuance and delivery under the Plan, (2) the number and kind of shares of Common Stock or other securities subject to outstanding awards under the Plan; and (3) the exercise price of outstanding Options, (4) the cancellation of outstanding awards granted under the Plan in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Committee or the Board of Directors in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee or the Board of Directors that the value of an Option shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Transaction over the exercise price of such Option shall conclusively be deemed valid); (5) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock subject to outstanding awards under the Plan; and (6) in connection with any Disaffiliation, arranging for the assumption of awards granted under the Plan, or replacement of awards granted under the Plan with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to awards under the Plan that remain based upon Company securities.

2.8	Leaves of Absence. The Committee shall make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine:

(a)	whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan; and

(b)	the impact, if any, of any such leave of absence on any prior awards made to the Participant under the Plan.

2.9	Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

2.10	Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the CSU award covered by this Agreement and the terms and conditions of the Plan under which such CSUs are granted, the provisions in the Plan shall govern and prevail. The CSUs, the related Dividend Equivalents and this Agreement are each subject in all respects to, and Sunoco and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder.

2.11	Amendment. Except as otherwise provided in Section 1.4 above, this Agreement shall not be amended or modified except by an instrument in writing executed by both parties to this Agreement, without the consent of any other person, as of the effective date of such amendment.

2.12	Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.13	Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

2.14	Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to Sunoco shall be deemed to have been duly given or made upon actual receipt by Sunoco. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to Sunoco:	SUNOCO, INC. Compensation Committee of the Board of Directors 1735 Market Street, Ste. LL Philadelphia, Pennsylvania, 19103-7583 Attention: Corporate Secretary

(b) if to the Participant:	to the address for Participant as it appears on the Sunoco’s records.

2.15	Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.16	Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.17

Forfeiture. Notwithstanding any other provision of the Plan or this Agreement, any shares of Common Stock or cash payments received in respect of this Agreement shall be subject to the provisions of Article VIII, “Forfeiture,” of the Plan. The Participant hereby acknowledges that such shares of Common Stock or cash payments shall be subject to the provisions of Article VIII of the Plan and agrees to be bound thereby and to make any payments to Sunoco that may be required thereunder.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

SUNOCO, INC.

By:
for the Compensation Committee of the Board of Directors

By:
Participant